FIELDPOINT PETROLEUM CORPORATION ANNOUNCES UPDATE ON

STOCK  BUY-BACK

810,000 shares purchased to date

AUSTIN, TX – (PRNEWSWIRE) – November 24, 2010 - FieldPoint Petroleum Corporation (AMEX:FPP) announced today that it will continue to buy back its shares in accordance with a plan approved by its Board of Directors earlier this year.  Under this plan, management is authorized to make stock purchases in open market or privately-negotiated transactions, subject to prevailing market conditions.  All purchases are funded from available cash.

Ray Reaves, President and CEO stated, “As of today, FieldPoint has repurchased a total of 810,000 shares held in treasury at an aggregate cost of approximately $1,509,541, or an average cost of approximately $1.86 per share. Management is currently authorized to commit to an additional $140,000 in purchases without further board approval.  We will look to market conditions beyond that point to determine whether or not to request a continuation from the Board.”

All stock repurchases are subject to compliance with applicable federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512) 250-8692 or fppc@ix.netcom.com